UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADEX MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8755674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

883 North Shoreline Boulevard, Suite A-200, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

First Amended and Restated Adex Media Inc. Employee Stock Option Plan
 (Full title of the plan)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(Name and address of agent for service)

800-927-9800
(Telephone number, including area code, of agent for service)

Copies to:

Eric K. Ferraro, Esq.
Deborah K. Seo, Esq.
Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, California 94108
Tel: (415) 352-2700
Fax: (415) 352-2701

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001	10,000,000(1)	$1.65	$16,500,000(2)	$920.70(2)
Total				$920.70

(1)  The maximum number of shares of common stock issuable upon awards to be granted under the Registrant’s First Amended and Restated Adex Media Inc. Employee Stock Option Plan consists of 10,000,000 shares, which are being registered under this Registration Statement and for which a registration fee is being paid.

(2)  Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock on July 31, 2009, a date within 5 business days prior to filing this Registration Statement as reported by the OTC Bulletin Board.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by AdEx Media, Inc., a Delaware corporation (the “Registrant”), relating to 10,000,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) issuable under the Registrant’s First Amended and Restated Adex Media Inc. Employee Stock Option Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Commission rules and regulations allow us to “incorporate by reference” the information that we file with the Commission.  This means that we can disclose additional important information to you by referring to those documents.  The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Commission will automatically update and supersede this information.  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

We incorporate by reference in this Registration Statement the following documents and information filed by the Registrant with the Commission:

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009, Amendment No. 1 on Form 10-K/A for the fiscal year ended December 31, 2008, as filed with the Commission on April 2, 2009 and Amendment No. 2 on Form 10-K/A for the fiscal year ended December 31, 2008, as filed with the Commission on April 30, 2009.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 15, 2009.

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 18, 2009; March 12, 2009; April 2, 2009; May 15, 2009; June 15, 2009, July 9, 2009 and July 30, 2009.

(4)
The description of the Registrant’s Common Stock, par value $0.0001, is set forth in its Registration Statement on Form 8-A, filed with the Commission on July 20, 2009, and all amendments and reports filed by the Registrant to update that description.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.

As permitted by Section 145 of the Delaware General Corporation Law,  the Registrant’s First Amended and Restated Certificate of Incorporation, includes a provisions that eliminates personal liability of the Registrant’s directors for monetary damages for any breach of fiduciary duty as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s First Amended and Restated Bylaws require the Registrant to indemnify the Registrant’s director, officer, employee or agent, to the fullest extent authorized by the General Delaware Corporation Law. In addition, all reasonable expenses incurred by or on behalf of an indemnitee in connection with any suit, action or proceeding, may be advanced to the indemnitee by the Registrant. The rights to indemnification and to advancement of expenses conferred in such bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s general policy is to enter into indemnification agreement with each of  its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law.  The Company intends to enter into such indemnification agreements with each of its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	First Amended and Restated Adex Media, Inc., Employee Stock Option Plan (1)

5.1	Opinion of Bullivant Houser Bailey, PC*

23.1	Consent of Burr, Pilger & Mayer, LLP Independent Registered Public Accounting Firm*

23.2	Consent of Bullivant Houser Bailey, PC (filed as part of Exhibit 5.1)*

24.1	Powers of Attorney (see signature page to this Registration Statement).
_____________________
(*) Filed herewith

(1)	Filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K on June 15, 2009, and incorporated herein by reference.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on this 7th day of August, 2009.

ADEX MEDIA, INC., a Delaware corporation

By:	/s/ Scott Rewick Scott Rewick, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Rewick, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott Rewick	Chief Executive Officer and Director	August 7, 2009
Scott Rewick	(Principal Executive Officer)

/s/ Ben Zadik	Chief Financial Officer	August 7, 2009
Ben Zadik	(Principal Financial and Accounting Officer)

/s/ Ed Roffman	Director	August 7, 2009
Ed Roffman

/s/ Ed Bernstein	Director	August 7, 2009
Ed Bernstein

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	First Amended and Restated Adex Media, Inc., Employee Stock Option Plan (1)

5.1	Opinion of Bullivant Houser Bailey, PC*

23.1	Consent of Burr, Pilger & Mayer, LLP Independent Registered Public Accounting Firm*

23.2	Consent of Bullivant Houser Bailey, PC (filed as part of Exhibit 5.1)*

24.1	Powers of Attorney (see signature page to this Registration Statement).
_____________________
(*) Filed herewith

(1)	Filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K on June 15, 2009, and incorporated herein by reference.